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                                                                    Exhibit 10.1
                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         THIS AGREEMENT (this "Agreement") is entered into effective as of the 1st day of January, 2000 (the "Effective Date"), between BELDEN & BLAKE CORPORATION, an Ohio corporation with its principal office at 5200 Stoneham Road, North Canton, Ohio 44720 ("Seller"), and North Coast Energy, Inc., a Delaware corporation with its principal office at 1993 Case Parkway, Twinsburg, Ohio 44087 ("Buyer").

         WITNESSETH THAT:

         WHEREAS, Seller is the owner of all the issued and outstanding shares of capital stock of Peake Energy, Inc., a Delaware corporation ("PEI"), and

         WHEREAS, Seller desires to sell and Buyer desires to purchase all of the issued and outstanding shares of capital stock of PEI.

         NOW, THEREFORE, in consideration of the premises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller and Buyer, and in reliance upon the mutual representations, warranties, covenants and agreements contained herein, Seller and Buyer agree, upon the terms and subject to the conditions contained herein, as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

1.1 AGREEMENT TO SELL AND PURCHASE. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all the issued and outstanding shares of capital stock of PEI (the "Stock") for the price of $72,500,000.00 (the "Purchase Price") adjusted as provided in Section 1.3 (as so adjusted, the "Adjusted Purchase Price").

1.2 ESCROW DEPOSIT. Buyer, Seller and the Escrow Agent have entered into an Escrow Agreement of even date herewith (in the form of Exhibit A hereto) providing for the payment of certain escrowed amounts by the Escrow Agent in accordance with the provisions of Section 5.4 of this Agreement.

1.3 PURCHASE PRICE ADJUSTMENTS.


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         (a) The Purchase Price shall be adjusted downward by (i) the amount of cash dividends and other cash distributions, transfers or payments of any kind (including, without limitation, fees) received by Seller, directly or indirectly, from PEI in excess of the aggregate amount of cash disbursements paid by Seller on behalf of PEI from Seller's funds and excluding any costs or expenses associated with this transaction from January 1, 2000 through the Closing Date (the "Adjustment Period"), (ii) the aggregate amount of the adjustments to the Purchase Price made pursuant to Section 5.3(iii) and (iii) the amount by which PEI's Net Working Capital (as defined below) as shown on the December 31, 1999 audited balance sheet of PEI is less than $1,885,000. For purposes of this Agreement, the term "Net Working Capital" of PEI will be determined by subtracting (A) the sum of Accounts Payable, Accrued Expenses and any liabilities of PEI ("Liabilities") from (B) the sum of the cash and cash equivalents, accounts receivable (net), inventories and other current assets of PEI ("Assets"), in each case excluding Assets which will not become the property of PEI or Liabilities which will be assumed by Seller.

"Other current assets" include accrued revenues, prepaid expenses and deposits. Assets to be included in the Net Working Capital calculation at December 31, 1999 will be Assets of a similar nature to those included in the Net Working Capital calculation at August 31, 1999 ($1,885,000). Such Assets are to be accounted and classified in a similar manner to those Assets included in the Net Working Capital calculation at August 31, 1999. Any assets included in the Net Working Capital at December 31, 1999 that are of dissimilar nature to those Assets included in the Net Working Capital at August 31, 1999 can be included at the extent they are offset by Liabilities of a nature not previously included in the August 31, 1999 calculation.

         (b) The Purchase Price shall be adjusted upward by (i) the amount of cash contributed to PEI by Seller during the Adjustment Period, (ii) the aggregate amount of cash disbursements paid by Seller on behalf of PEI from Seller's funds in excess of the amount of cash distributions, transfers or payments received by Seller, directly or indirectly, from PEI during the Adjustment Period, and (iii) the amount by which PEI's Net Working Capital as shown on the December 31, 1999 audited balance sheet of PEI exceeds $1,885,000.

         (c) Any adjustments proposed in (a) or (b) above will be only in accordance with such payments by or contributions to or on behalf of PEI as accurately and fully disclosed to Buyer in accordance with Section 6.1(g) or as properly determined in accordance with Section 5.3(iii) and, where applicable, Section


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5.4.

1.4 ESTIMATE OF PURCHASE PRICE. No later than five (5) days prior to the Closing Date, Seller shall prepare and deliver to Buyer an estimate of the adjustments to the Purchase Price to be made pursuant to Section 1.3. Such estimate shall be accompanied by a worksheet setting forth in reasonable detail each of the adjustments required by Section 1.3 and the net adjustment. If Buyer has not given Seller notice of any objections to this estimate of adjustments at least one (1) day prior to the Closing Date, then the Purchase Price will be adjusted in accordance with such estimate. If the Buyer objects to Seller's estimate, the parties will negotiate in good faith to resolve their objections prior to Closing. If the parties are unable to resolve such objections prior to the Closing Date, the net adjustment shall be the average of the net adjustments proposed by Buyer and Seller. The Purchase Price as adjusted in accordance with this Section 1.4 is hereinafter referred to as "Estimated Purchase Price."

1.5 SETTLEMENT STATEMENT.

         (a) Within ninety (90) days following the Closing, Buyer and Seller shall jointly prepare a final statement (the "Settlement Statement") setting forth adjustments to be made to the Purchase Price pursuant to Section 1.3. The Settlement Statement is intended to reflect the resolution of proposed Purchase Price adjustments pending pursuant to Section 5.4 at the time of Closing or claims by either Seller or Buyer with respect to the accuracy of adjustments previously made pursuant to Section 1.3(a) or (b).

         (b) If Buyer and Seller shall be unable to agree on the Settlement Statement within such ninety (90) day period, a nationally or regionally recognized public accounting firm mutually acceptable to Buyer and Seller shall be engaged to make its determination of the amount in dispute (and only such amount). Each party shall bear and pay one-half of the fees and other costs charged by such accounting firm.

         (c) If any accounting firm is engaged as provided in this Section 1.5, Seller and Buyer agree to provide such accounting firm with all books, records and other information relevant to the determination of the amount in dispute. Such accounting firm shall be instructed to make such determination in accordance with the provisions of this Agreement as soon as practicable. The final determination of any disputed adjustments to the Purchase Price made pursuant to this Section 1.5 shall be binding on the parties hereto.



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         (d) The amount of the difference between the Estimated Purchase Price and the Adjusted Purchase Price, together with interest thereon at a rate of ten percent (10%) per annum from the Closing Date to the date of payment thereof, shall be paid by the appropriate party to the party to whom it is owed within five (5) business days after its final determination in immediately available funds.

1.6 ALLOCATION OF PURCHASE PRICE. Seller and Buyer agree that the Purchase Price shall initially be allocated among the assets of PEI as set forth in Schedule
1.6. Such allocations shall be modified after the Closing to reflect all adjustments to the Purchase Price made pursuant to Section 1.3 (such allocations are referred to as "Allocated Values").

                                   ARTICLE II

                                     CLOSING

2.1 TIME AND PLACE OF CLOSING. The consummation of the transactions contemplated hereby (the "Closing") shall be held at the offices of Seller at 11:00 a.m. local time, on March 17, 2000 or at such other place, time or date as the parties may mutually agree. The date upon which Closing actually occurs is referred to herein as the "Closing Date".

2.2 CLOSING OBLIGATIONS OF SELLER. At the Closing, Seller shall deliver to Buyer stock certificates for the Stock duly endorsed for transfer to Buyer or accompanied by stock powers duly executed in blank and all other documents, instruments and writings required to be delivered by Seller at the Closing pursuant to the terms of this Agreement including, without limitation, those items referred to in Section 7.2(a), (b), (e) and (i).

2.3 CLOSING OBLIGATIONS OF BUYER. At the Closing, Buyer shall pay to Seller an amount equal to the Estimated Purchase Price by wire transfer in federal or other immediately available funds to an account of Seller (which account shall be designated in writing by Seller to Buyer at least one (1) business day prior to the Closing Date), together with all other documents, instruments and writing required to be delivered by Buyer to Seller at the Closing pursuant to the terms of this Agreement.

2.4 DELIVERY OF RECORDS. On the Closing Date, Seller will deliver or cause to be delivered to Buyer at the offices of PEI in Ravenswood, West Virginia or at the place of Closing, the minute books and stock record books of PEI, all originals and copies of agreements, documents, personal computer files



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(including all personal computer-generated disks, diskettes and tapes), maps, books, records and files not then in the possession of PEI relating to the business and operations of PEI prior to the Closing Date, including, without limitation, all land, lease, division and transfer order, prospect and title files and records and a copy of the land records software and source code (known as the "Peake Land System"), geological and seismic records (including any seismic records held in the name of Seller which relate to PEI properties), production records, accounting records (except accounting records for periods prior to the Closing date), copies of AS 400 data files, engineering records and data, logs, core data, pressure data, decline curve and related data, to the extent and only to the extent any of the foregoing relate to the business and operations of PEI prior to the Closing Date (as so limited and excluding information described in (b) below, the "Records"), subject to the following:

         (a) Seller may retain the originals of all Records that contain information relating to PEI but principally relate to Seller or its affiliates other than PEI (with Buyer to have access thereto), and Seller may retain copies of all Records that contain information relating to Seller or its Affiliates other than PEI but principally relate to PEI;

         (b) Seller may retain all information prepared in connection with the sale of the Stock, including, without limitation, offers received from prospective purchasers of the Stock and any information relating to such offers, and Buyer shall not be entitled to copies thereof or access thereto;

         (c) Seller may retain originals of all consolidating financial information and all other accounting records of PEI prepared or used in connection with the preparation of financial statements of Seller or its affiliates or the preparation and filing of income tax returns.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer, as follows:

3.1 ORGANIZATION AND AUTHORITY OF SELLER. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Seller has all requisite corporate power and authority to execute and deliver


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this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Seller and the performance of the transactions contemplated hereby by Seller have been duly and validly authorized by the Board of Directors of Seller and by any other corporate action required of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.2 CAPITALIZATION OF PEI. (a) The authorized share capital of PEI consists solely of ten (10) shares of common stock, par value $100 per share, all of which are issued and outstanding. Except as set forth in Schedule 3.2(a) all of the issued and outstanding shares of PEI are (a) duly authorized, validly issued, fully paid and nonassessable, (b) owned beneficially and of record by Seller free and clear of all mortgages, pledges, security interests, liens or encumbrances of any kind and (c) not subject to any voting agreements, buy-sell agreements, options or rights of first purchase agreements or other agreements relating to the voting, transfer or any right to purchase any such shares. There are no subscriptions, options, convertible securities, warrants, calls, conversion rights or other securities granting rights to purchase or otherwise acquire any securities of PEI or any commitments or agreements of any character obligating Seller or PEI to issue or transfer any such securities. Seller has full power and authority to sell and transfer the Stock to Buyer. There are no outstanding contractual obligations of Seller or PEI to purchase, redeem or otherwise acquire any of the shares of Stock. PEI has no subsidiaries.

         (b) PEI does not own or have any contract or agreement to acquire any equity securities or other securities of any person or any direct or indirect equity or ownership interest in any other business. Except as set forth in
Schedule 3.2(b), PEI is not a partner in any partnership or a party to any joint venture.

3.3 CORPORATE EXISTENCE AND QUALIFICATION OF PEI. PEI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as currently conducted. Seller has delivered to Buyer copies of the Certificate of Incorporation and Bylaws of PEI, as currently in effect. PEI is duly qualified as a foreign corporation in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary under applicable law, which jurisdictions are



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identified on Schedule 3.3.

3.4 NO DEFAULT OR CONSENTS. Except as set forth in Schedule 3.4, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will:

         (a) conflict with or result in a breach, default or violation of the certificate of incorporation or bylaws of Seller of PEI;

         (b) entitle any person to exercise any preferential purchase right, option to purchase or similar right with respect to any of the assets or properties of PEI;

         (c) except for compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), conflict with or result in a breach, default or violation of, or require any third party consent with respect to, any agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which PEI is a party or to which PEI is subject or by which any of its properties or assets are bound;

         (d) result in the creation of any lien, charge or other encumbrance upon any of the assets or properties of PEI; or

         (e) except for compliance with the HSR Act and the periodic reporting obligations of Seller under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), require Seller or PEI to obtain any waiver, consent, approval, clearance or authorization of, or to make any registration, declaration or filing with, any governmental authority.

3.5 OIL AND GAS WELLS.

         (a) PEI owns interests, either directly or as joint venturer, in the producing oil or gas wells listed and described in Schedule 3.5(a) (the "Wells", in the oil and gas leases upon which the Wells are located described in Schedule 3.5(b) (the "Leases") or on the fee interests described in Schedule 3.5(c) (the "Fee Interests"). For purposes of this Agreement, any reference to Leases also will include the Fee Interests except as otherwise provided.



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         (b) Schedule 3.5(a) accurately sets forth the name and location of each
Well, the applicable identification and permit number, and the Net Revenue Interest and Working Interest of PEI therein. "Net Revenue Interest" means the percentage of production from a well which PEI is entitled to receive as a result of its interest in a Lease which pertains to such Well. "Working
Interest" means PEI's percentage share of all costs of drilling, equipping and operating a Well. PEI is being credited on a current basis for the proceeds of production from each Well in an amount not less than the Net Revenue Interest of PEI therein, and is currently paying costs and expenses relating to each Well not in excess of the Working Interest of PEI therein.

         (c) The Wells have been drilled and completed within the boundaries specified in any applicable permit or within the limits otherwise permitted by contract or law and in accordance with the provisions of the Leases applicable thereto. All Wells on the Leases have been drilled, completed and operated in substantial compliance with all applicable laws (other than Environmental Laws), rules, regulations, permits, orders, judgments and decrees of any court or governmental or regulatory authority, including, without limitation, all applicable permitting procedures for the drilling or operation of oil and gas wells and all applicable laws regarding the spacing, completion and bottoming of wells.

         (d) Except for damage claims not exceeding $25,000 with respect to any one Lease or $100,000 with respect to all Leases, all claims relating to damages to the surface estate caused by operations of PEI on the Leases have been resolved and any required payments in full settlement thereof have been accepted by the appropriate owner of the surface estate.

         (e) PEI holds all governmental licenses and permits necessary to operate the Wells as currently operated and sell production therefrom and all such licenses and permits are in full force and effect and no violations have occurred or exist in respect of any such license or permit. No proceeding is pending or, to the knowledge of Seller, threatened involving the revocation or limitation of any such license or permit nor, to the knowledge of Seller, is there any basis for any such revocation or limitation.

3.6 LEASES.

         (a) The Leases are valid, binding and in full force and effect and no default exists thereunder in the payment of rentals, royalties or other amounts due thereunder or in the performance of any other obligation of PEI thereunder.


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         (b) Each of the Leases covers the lands embraced thereby to all depths which it purports to cover and there are no provisions or terms in any of the Leases which would increase the royalty share of the lessor thereunder, other than as set forth in Schedule 3.6(b).

         (c) Except as set forth in Schedule 3.6(c), none of the Leases requires the drilling of additional wells or other development operations in order to earn or to continue to hold such Leases (insofar as they cover lands embracing drainage areas for the Wells) or permit the continued operation of the Wells thereon.

         (d) Schedule 3.6(d) sets forth the Wells that may be required to be plugged and abandoned without compensation to PEI by virtue of the superior property rights residing in certain coal leases.

3.7 GATHERING SYSTEMS.

         (a) PEI owns or has an ownership interest in the gathering systems described in Schedule 3.7 (the "Gathering Systems") and in all assets reasonably necessary for the operation thereof, free and clear of any mortgages, liens, security interests or other encumbrances except mortgages and security interests in favor of The Chase Manhattan Bank, N.A. Schedule 3.7 identifies the Gathering Systems that are owned solely by PEI and those in which it owns an undivided fractional interest.

         (b) PEI owns or holds all easements, rights-of-way, licenses or other rights necessary for the operation of the Gathering Systems.

         (c) The Gathering Systems are located within the boundaries of valid and subsisting easements, rights-of-way, licenses or other rights held by PEI.

         (d) To Seller's knowledge, neither the Seller nor PEI has received any notice of any action, suit or proceeding pending or threatened against PEI adverse to the ownership of PEI in the Gathering Systems or the right of PEI to operate or maintain the Gathering Systems under any permit, right-of-way, easement or lease under or on which the Gathering Systems are located. As used in this Agreement, "Seller's knowledge" shall refer to matters which are known to Paul Poole, Tom Liberatore, Tony Anderson or Dave Cox or by the current officers or directors of PEI.

3.8 CONTRACTS. Schedule 3.8 contains a complete and


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correct list of (a) all communitization, unitization and pooling agreements relating to the Wells, (b) all operating, exploration, seismic exploration, drilling, area of mutual interest, participation, farmout and farmin agreements to which PEI is a party or by which PEI is bound and, (c) all gas purchase, sales, exchange, transportation and processing agreements extending for a term of greater than thirty (30) days to which PEI is a party or by which PEI is bound, (d) all contracts and commitments of PEI for capital expenditures in excess of $50,000 for any one project or in the aggregate or for the performance of a material amount of services for a period extending beyond the Closing Date and (e) all material contracts or leases for the purchase or lease of any real or personal property (other than the Leases). All agreements, contracts and commitments listed in Schedule 3.8 are in full force and effect and no default exists thereunder in the payment of any amounts due from PEI thereunder or in the performance of any material obligation of PEI thereunder.

3.9 LITIGATION. Except as set forth in Schedule 3.9, there is no action, suit, proceeding, arbitration or governmental investigation pending or, to the knowledge of Seller threatened against PEI and, to the knowledge of Seller, no facts exist that might result in or form the basis for any such action, suit, proceeding, arbitration or investigation.

3.10 ROLLING STOCK. Schedule 3.10 contains a complete list of the vehicles and rolling stock owned by PEI, free and clear of any liens or encumbrances, all of which have had reasonable maintenance, upkeep and repair.

3.11 CERTAIN MATTERS RELATING TO PRODUCTION.


         (a) Except as set forth in Schedule 3.11, PEI is not obligated, by virtue of a "take-or-pay" or other prepayment arrangement, a gas balancing agreement or any similar provision in any contract for the sale of production, to deliver production from the Wells at some future time without receiving full payment therefor.

         (b) Except as set forth in Schedule 3.11, PEI has not charged or received any proceeds from the sale of production from the Wells in excess of amounts (i) permitted under the applicable laws, rules and regulations of the federal, state or local government or (ii) due to it under the Leases.

3.12 BUYER'S LIABILITY FOR FEES. Seller has incurred no liability, contingent or otherwise, for brokers, or finders' fees with respect to the transactions contemplated hereby for which


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Buyer or PEI shall have any responsibility whatsoever.

3.13 INSURANCE AND BONDS. Schedule 3.13 contains a true and complete list, as of the date hereof, of (a) all material policies of insurance (other than officer's and director's liability policies) which cover PEI or any of its assets or properties against losses, and (b) all bonds which are required by laws, rules or regulations of any applicable governmental authority. Buyer recognizes that the insurance coverages set forth in Schedule 3.13 are policies covering the operations and assets of Seller and its affiliates and the limits of coverage available thereunder to PEI are subject to claims by Seller and its affiliates. There are no third party liability claims or automobile accident claims against PEI currently pending involving such insurance except as disclosed in Schedule 3.13.

3.14 EMPLOYEES.

         (a) Schedule 3.14 sets forth a complete list reflecting the name and compensation rate of each employee of PEI as of the date hereof and as of December 31, 1998. Neither Seller nor PEI has made any increase in compensation for any such employees which is not in the ordinary course of business for PEI.

         (b) PEI is not a party to, and has no obligation under, any agreement with any party relating to the employment, compensation, severance pay or working conditions of any of PEI's employees. There are no existing or threatened labor strikes, slowdowns, disputes or disturbances affecting or which might affect the business or operations of PEI. PEI has not engaged in any unfair labor practice, illegal employment practice or unlawful discriminatory practice in the conduct of its business. PEI has complied in all material respects with all applicable laws, rules and regulations relating to wages, hours and collective bargaining and has withheld all amounts required to be withheld from the wages or salaries of employees. PEI is not a party to, or to Seller's knowledge, threatened with, or in danger of being a party to, any labor dispute which would materially interfere with the conduct of their businesses.

         (c) PEI is not an "administrator," "plan sponsor" or "fiduciary" as such terms are defined in Section 3(16) of the Employee Retirement Income Security Act of 1974 ("ERISA") of any "employee benefit plan" as defined in
Section 3(3) of ERISA. PEI does not contribute to any employee benefit plan. Employees of PEI are entitled to participate in employee benefit plans maintained by Seller so long as PEI remains a subsidiary of Seller. All employee benefit plans in which employees of PEI are eligible to participate are in full compliance with all



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applicable laws, and there has been no violation of or default under any provision of any such employee benefit plan and no event has occurred or circumstance exists that would subject Buyer or PEI to any taxes, penalties or other liabilities after the Closing Date, whether to governmental authorities or to current or former PEI employees (or their beneficiaries).

3.15 BANKS AND ATTORNEYS-IN-FACT. Schedule 3.15 sets forth a complete list reflecting (a) the name of each bank or financial institution with which PEI maintains banking relations or has an account, (b) the names of all persons authorized by PEI to effect transactions with each such bank or financial institution, (c) the name of each bank in which PEI maintains a safe deposit box and the persons authorized to have access thereto, and (d) the names of all persons authorized by powers of attorney to act on behalf of PEI and the circumstances under which each such power of attorney may be revoked by PEI.

3.16 WELL REVENUES AND EXPENSES. The historical information consisting of production history data, operating cost history and data showing PEI's Working Interest and Net Revenue Interest in the Wells furnished to Ryder Scott Company, petroleum engineers, in connection with its reserve report as of December 31, 1998, accurately reflects the quantities of oil and gas produced from the Wells, the prices at which such oil and gas was sold, the operating expenses relating to the Wells and the Net Revenue Interest and Working Interest of PEI therein. The updated reserve report as of October 1, 1999 furnished to Buyer by Seller was derived from records which accurately reflect the quantities of oil and gas sold from January 1, 1999 to October 1, 1999 (but not the prices at which such oil and gas was being sold on October 1, 1999). It is expressly understood that, with the exception of the express terms of the representations and warranties contained in this Section 3.16, Seller makes no representations or warranties, express or implied, with respect to the reserve reports, including, without limitation, any conclusions, opinions, projections, assumptions or judgments that were made by the engineers, Seller or PEI.

3.17 FINANCIAL STATEMENTS. Schedule 3.17 includes the following financial statements: (i) the unaudited balance sheet of PEI as of August 31, 1999, November 30, 1999 and December 31, 1999 and the related statement of income for the periods then ended, and (ii) the unaudited balance sheets of PEI as of December 31, 1998 and 1997 and the related statements of income for the years then ended. Such financial statements fairly present the financial position and results of operations of PEI as of the dates and for the periods therein set forth, and are correct and complete and are consistent with the books and


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records of PEI. Such financial statements are in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods, except for certain items which were not allocated from the Seller to PEI as identified in Schedule 3.17 and the exclusion of footnote disclosures. Such exceptions do not materially impact the PEI income statement. Except as reflected on the November 30, 1999 balance sheet of PEI and Schedule 3.17, as of November 30, 1999, PEI did not have any debts or liabilities of a nature required by generally accepted accounting principles to be reflected as a liability on such balance sheet other than liabilities which will be assumed or retained by Seller. Since November 30, 1999, PEI has conducted its business in the ordinary course consistent with past practice (except for matters contemplated by this Agreement), including, without limitation, the collection of accounts receivable, payment of accounts payable and maintenance of working capital, and there has not been any event or occurrence that has had a material adverse effect on the assets, liabilities, financial condition or results of operations of PEI other than events or occurrences generally affecting the oil and gas industry (including, without limitation, decreases in the prices of oil and gas) or the geographic area in which PEI operates, any change resulting from normal production declines, sales curtailments due to general market conditions, accidents or acts of God.

3.18 GUARANTEES. Schedule 3.18 sets forth a complete list of all obligations with respect to which PEI is a guarantor, indemnitor or surety.

3.19 LIABILITIES ON CLOSING. On the Closing Date, PEI will have no debts, liabilities or obligations (whether accrued, absolute, contingent or otherwise) incurred prior to Closing of a nature required by generally accepted accounting principles to be reflected on a balance sheet of PEI except (i) trade payables and accrued expenses, (ii) production, severance or similar taxes payable by PEI with respect to hydrocarbons produced prior to the Closing Date, (iii) ad valorem taxes attributable to periods prior to the Closing Date which will become due and payable after the Closing Date, (iv) amounts payable to holders of royalty, overriding royalty, working interest and other interests by PEI with respect to the sale of hydrocarbons produced prior to the Closing Date and (v) as guarantor of Seller's indebtedness under Seller's Credit Agreement dated June 27, 1997 (the "Credit Agreement") and under the 97/8% Senior Subordinated Notes of Seller due 2007 (the "Senior Notes") as to which PEI shall be released at or before the Closing.

3.20 LIENS. PEI has good and marketable title to the assets and properties used in its business (except assets and properties leased by PEI). Such assets and properties are not subject to, or encumbered by any mortgages, security interests, liens, claims and encumbrances except for Permitted Encumbrances or those set forth in Schedule 3.20 which are to be released at or prior to the Closing. For purposes of this Agreement, "Permitted Encumbrances" means: (i) lessors' royalties, overriding royalties, reversionary interests and similar burdens of record on or deductions from the proceeds of production which operate to reduce the net revenue interests of PEI in production from any Well or Lease; (ii) division orders and sales contracts terminable without penalty upon notice to the purchaser and any division orders and sales contracts of longer duration which are not material in relation to the Wells or Leases; (iii) preferential rights to purchase and required third-party consents and similar agreements which are not applicable to the purchase or with respect to which waivers or consents are obtained from the appropriate parties or for which the appropriate time period for asserting the right has expired without an exercise of the right; (iv) liens for taxes or assessments not yet delinquent or, if delinquent, have been disclosed to Buyer and are being contested in good faith by appropriate action; (v) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges arising in the ordinary course of business (a) if they have not been filed pursuant to any applicable law, or (b) if filed, they have been disclosed to Buyer and they have not yet become due and payable or payment is being withheld as provided by any applicable law or the validity of which is being contested in good faith by appropriate action; and (vi) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations.

3.21 COMPLIANCE WITH LAWS. PEI is not in material violation of, or subject to any material liability for the violation of, any applicable law governing the ownership or operation of its assets, properties and business, other than violations which individually or in the aggregate would not subject PEI to material liabilities, provided, however, that the foregoing shall not be applicable to (i) Environmental Laws, as to which the provisions of Section 3.26 shall be exclusive, (ii) Taxes or Returns, as to which the provisions of Section
3.22 shall be exclusive, (iii) laws relating to the drilling, completion and operation of oil and gas wells, as to which the provisions of Section 3.5(c) shall be exclusive, or (iv) laws relating to the employment of labor and employee benefit plans, as to which the provisions of Sections 3.14 shall be exclusive.

3.22 TAXES. Seller has (i) timely filed or will timely file all tax returns, schedules, declarations, and tax-related documents (collectively, "Returns") required to be filed in any jurisdictions to which PEI is or has been subject, which include, on a consolidated or any other reporting basis, the results of operations of PEI and any partnership or joint venture of which PEI is a member, (ii) timely paid in full any interest and penalties with respect thereto, subject to audit by the taxing authorities of such jurisdictions, (iii) made timely payments of the taxes required to be deducted and withheld from the wages paid to PEI employees, and (iv) otherwise satisfied, in all material respects, all legal requirements applicable to each with respect to all aforementioned obligations to taxing jurisdictions. Except as set forth in Schedule 3.22, Seller has no knowledge that an audit of any of the federal income tax returns relating to PEI is in progress and no reason to believe that any such audit is contemplated. There are no other pending material questions relating to, or claims asserted for (or to Seller's knowledge any basis therefor), taxes or assessments of or attributable to PEI. For purposes of this Section, "Tax" and "Taxes" (when not modified by other words such as "income" or "franchise") shall include all income, gross receipts, franchise, single business excise, real and personal property, and other taxes imposed by any federal, state, municipal, local, or other governmental agency, including assessments in the nature of taxes. All returns which include the operations of PEI are true, accurate and complete.

3.23 ACCOUNTS RECEIVABLE. All accounts receivable of PEI that are reflected on the books or on the accounting records of PEI as of December 31, 1999 and the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the balance sheet or on the accounting records of PEI as of the Closing Date (which reserves are adequate and calculated consistent with past practice and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. All Accounts Receivable (net of their respective reserves) classified as current in PEI's balance sheets, with the exception of up to $100,000, are expected to be collected within 120 days of the balance sheet dates.

3.24 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, plants, structures, and equipment of PEI are structurally sound, are in reasonably good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of PEI are sufficient for the continued conduct of PEI's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

3.25 INTELLECTUAL PROPERTY. Schedule 3.25 is a list of all Intellectual Property (patents and patent applications, trade names, trademarks, trade name and trademark registrations (and pending applications therefor), service marks, and copyrights) owned or licensed by PEI. Except as may be identified in Schedule 3.25, PEI has the right to use all of its Intellectual Property whenever employed in connection with its business. PEI is the owner of all right, title and interest in and to its trade name and any trademark identified on Schedule 3.25, free and clear of all liens, security interest charges, encumbrances and other adverse claims. To Seller's knowledge, PEI has not infringed upon or improperly used any Intellectual Property of any third party.

3.26 NO VIOLATION OF ENVIRONMENTAL LAWS. Except as set forth on Schedule 3.26, the business of PEI does not materially violate any Environmental Law and there are no conditions existing on the Wells or Leases or resulting from the operation of the Wells that could reasonably be expected to give rise to any material on-site or off-site remedial obligations under any Environmental Law. Without limiting the generality of the foregoing, except as set forth on
Schedule 3.26(a) PEI has either directly transported and/or disposed of effluent chemical, waste, sewage and other waste materials in material compliance with all applicable federal, state and local environmental laws and regulations or has utilized disposal and treatment contractors and facilities permitted or authorized to handle such substances by the government agency with jurisdiction thereof; (b) no wastes generated by PEI from the Wells and Leases or other wells previously owned or operated by PEI have ever been sent or are being sent, directly or indirectly, to any site listed on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or to any site listed on any other federal or state governmental list of hazardous substance sites requiring investigation or clean up; (c) to Seller's knowledge, there are no underground tanks used to store any "hazardous substance" as defined in CERCLA or petroleum located upon the real property on which the Wells and Leases are located or upon any other real estate owned or leased by PEI, or in which PEI holds an interest, in connection with the Wells and Leases; (d) no real estate or improvements owned or leased by PEI, or in which PEI holds an interest, in connection with the Wells and Leases, or any ground water located thereunder, is contaminated with any chemical, petroleum product, toxic or hazardous waste or substances in quantities exceeding levels permitted by applicable laws and regulations which would create a legal duty to incur material expenses for removal or other remedies, or any other material costs, fines or penalties; (e) no brine, hazardous, toxic or polluting substances has been released, discharged or disposed of by PEI on the real property on which the Wells and Leases are located in violation of any law, rule or regulation which has not been remediated such that there is no legal duty to incur expenses for removal or remediation or any other costs, fines or penalties; (f) PEI has not received any notice, nor does PEI have any reasonable basis to expect that it is subject to any material liability under RCRA, CERCLA, SARA, the Federal Safe Drinking Water Act, the Federal Clean Water Act or the Federal Clean Air Act, Ohio, West Virginia, Kentucky or Virginia, or any applicable local, environmental laws or regulations ("Environmental Laws"), nor, to the knowledge of PEI, subject to any material investigations, inspections or citations under any applicable laws, rules or regulations; and (g) PEI has not received any notice of violation that is now pending and unresolved of any such applicable law, ordinance, regulation, order or requirement relating to the Wells and Leases.

3.27 INVENTORY. All inventory of PEI, whether or not reflected in the balance sheet delivered pursuant to Section 3.17 or any subsequent financial statement delivered to Buyer, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of PEI as of the Closing Date, as the case may be.

3.28 TAX CREDIT CONTRACTS. The Tax Credit Contracts identified on Schedule 3.28(a) are legal, valid, binding, enforceable and in full force and effect except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting enforceability or the availability of equitable remedies; (b) except as disclosed in Schedule 3.28(a), the Tax Credit Contracts will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms following the Closing; (c) neither PEI or Seller is, and Seller has no knowledge that the other party is, in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under such Tax Credit Contract; and (d) neither PEI or Seller has, and the Seller has no knowledge that the other party has, repudiated any provision of the Tax Credit Contracts. There are no negotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable by or to PEI under the Tax Credit Contracts and neither party to any such contracts has made written demand for such renegotiation. Seller has delivered to Buyer correct and complete copies of each Tax Credit Contract (as amended to date).

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

4.1 CORPORATE EXISTENCE AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted.

4.2 AUTHORITY, APPROVAL AND ENFORCEABILITY. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. Subject to the approval of the Board of Directors of Buyer, all corporate action necessary to authorize the execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated hereby by Buyer has been duly and validly taken. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer.

4.3 NO DEFAULT OR CONSENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will:

         (a) conflict with or result in a breach, default or violation of the certificate of incorporation or by-laws of Buyer;

         (b) except for compliance with the HSR Act, conflict with or result in a breach, default or violation of, or require any consent with respect to, any agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which

                  Buyer or any affiliate of Buyer is a party or to which Buyer or any affiliate of Buyer is subject or by which any of their property is bound; or

         (c) except for compliance with the HSR Act, require Buyer or any affiliate of Buyer to obtain any waiver, consent, approval, clearance or authorization of, or to make any registration, declaration or filing with, any governmental authority.

4.4 INVESTMENT. Buyer is acquiring the Stock for its own account, for investment and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

4.5 SELLER'S LIABILITIES FOR FEES. Neither Buyer nor any affiliate of Buyer has incurred any liability, contingent or otherwise, for brokers' or finders' fees with respect to the transactions contemplated hereby for which Seller or any affiliate of Seller shall have any responsibility whatsoever.

                                    ARTICLE V

                          DUE DILIGENCE AND ADJUSTMENTS

5.1 REVIEW BY BUYER. For the period beginning on the date of this Agreement until Closing, Buyer may conduct, at its sole cost, such title examination or investigation and such other investigations as it may, in its sole discretion choose to conduct with respect to the assets and properties of PEI in order to determine whether any Defect (as defined below) exists. If, as a result of such examinations and investigations, one or more matters come to Buyer's attention which would constitute a Defect which Buyer is unwilling to waive, Buyer shall notify Seller in writing of such Defect as soon as reasonably practicable prior to the Closing Date (such Defects of which Buyer so provides notice are called "Asserted Defects"). Such notification shall include a description of the Asserted Defect and the property to which it relates, all supporting documentation necessary to describe the basis for the Defect and the amount by which Buyer proposes to adjust the Purchase Price.

5.2 NATURE OF DEFECTS. The term Defect as used in this Section shall mean the inaccuracy of (i) any representation or warranty of Seller set forth herein or
(ii) any historical financial and statistical data identified in Schedule 5.2.

5.3 SELLER'S RESPONSE. In the event that Buyer notifies

Seller of an Asserted Defect:

                                    (i) Object. Seller may notify the Buyer in
                           writing that it does not agree that the matter described in Buyer's notification constitutes a Defect, in which event the dispute shall be resolved in accordance with the procedure described in Section 5.4;

                                    (ii) Cure. Seller may, at its election,
                           attempt to cure such Defect which relates to title representations and warranties made in Sections 3.5, 3.6, 3.7 or 3.20 hereof or to environmental remediation in Section 3.26 hereof to the reasonable satisfaction of Buyer prior to the Closing; provided that Buyer and Seller may mutually agree to postpone the Closing to allow Seller to cure such Defect;

                                    (iii) Price Adjustment. In the event the
                           Defect is not resolved through (ii) or (iv) of this Section, the parties shall negotiate in good faith in an attempt to agree upon an appropriate downward adjustment. If they are unable to agree on the amount of the adjustment at or prior to the Closing, the dispute shall be resolved in accordance with the procedure described in Section 5.4 unless the parties mutually agree that the asset or property to which such Asserted Defect relates shall be transferred to Seller and the Purchase Price shall be reduced by the amount of the Purchase Price allocated thereto as set forth in Schedule 1.6 or a mutually agreed alternative value;

                                    (iv) Indemnity. Seller may elect to
                           permanently indemnify Buyer against such Defect provided, however, that the terms of, and security for, such indemnity shall be satisfactory to Buyer; or

                                    (v) Notwithstanding the foregoing, and
                           subject only to Buyer's obligation to act in a reasonable manner, Buyer may elect, in its sole discretion, to reject any cure proposals or indemnification proposals from Seller pursuant to
                           (ii) or (iv) above and elect to resolve Asserted Defects in accordance with the terms of (iii) above.

5.4 DISPUTE RESOLUTION. The parties shall cooperate in good faith to resolve expeditiously any disputes between them with respect to the existence of a Defect or the amount of the Purchase Price adjustment to be made with respect to a Defect; provided that if they are unable to do so on or prior to the Closing Date, the parties shall refer the dispute to three disinterested arbitrators, of whom one shall be selected by Seller, one by Buyer and one by the two arbitrators selected by Seller and Buyer and the parties shall be obligated to close the transaction contemplated hereby unless the performance of either party is otherwise excused. Each party will select its arbitrator within five (5) business days of the reference of the dispute to arbitration and the two arbitrators so selected must select the third arbitrator within five (5) business days of the latest date on which they have been selected. The failure of either party to select an arbitrator within the time allowed shall be deemed to an agreement to the appointment of the arbitrator selected by the other party.

Seller and Buyer shall each submit to the arbitrators their position on the matter in dispute and the arbitrators shall be limited in their determination to adopting the position of either Seller or Buyer on the matter. For issues of valuation the arbitrators may consider all pertinent factors including the retrospective or prospective effect of a Defect and the Defect's potential effect on multiple factors relevant to the value of PEI's assets, properties and business.

The resolution of any dispute by the majority vote of the three arbitrators shall be conclusive and binding on the parties hereto. The costs of the arbitration shall be borne equally by Seller and Buyer. If any such dispute is not resolved on or prior to the Closing Date, then the amount of the Purchase Price adjustment proposed by Buyer in its notice of Asserted Defect shall be withheld from the Estimated Purchase Price, and deposited in escrow with the Escrow Agent for distribution in accordance with the final arbitration award.


                                   ARTICLE VI

                          COVENANTS OF SELLER AND BUYER

6.1 COVENANTS OF SELLER. Seller covenants and agrees with Buyer as follows:

         (a) Access to Information. Subject to Section 12.1, from the date hereof through the Closing Date, Seller shall, and shall cause PEI to (i) permit Buyer and its authorized employees, agents, accountants, legal counsel, and other representatives to have reasonable access, at Buyer's sole expense, risk and cost, during normal business hours, to PEI's properties and the Records and (ii) furnish Buyer with such additional financial and operating data and other information pertaining to PEI and its assets and operations as Buyer may reasonably request, in each case to the extent that such access and disclosure would not violate the terms of any agreement to which Seller, PEI or any affiliate thereof is bound or any applicable law or regulation.

         (b) Certain Changes. Except as otherwise contemplated in this Agreement, from the date hereof through the Closing Date, Seller will not permit, without first obtaining the consent of Buyer, PEI to:

                  (i) make any material change in the nature of its business;

                  (ii) enter into, voluntarily terminate or amend in any material respect any material contract or agreement other than in the ordinary course of business;

                  (iii) merge into or with or consolidate with, or acquire all or substantially all of the business or assets of any corporation, partnership or other business organization or division thereof;

                  (iv) make any change in its Certificate of Incorporation or Bylaws;

                  (v) purchase any securities except for short-term investments made in the ordinary course of business;

                  (vi) other than pursuant to existing contracts or commitments listed in the Schedules to this Agreement, sell, lease, or otherwise dispose of any of its assets or properties other than in the ordinary course of business, or pledge, grant a security interest in or otherwise materially encumber any of its assets or properties.

                  (vii) incur any indebtedness for borrowed money or incur any material liability or obligation except in the ordinary course of business;

                  (viii) issue any securities or grant any options, warrants or rights to purchase any of its securities;

                  (ix) increase the compensation payable or to become payable to any officer, director or employee of PEI or enter into any employment contract or severance arrangement with any officer, director or employee of PEI; or

                  (x)          commit itself to do any of the foregoing.

         (c) Conduct of Business. Except as otherwise contemplated in this Agreement, from the date hereof through the Closing Date, Seller will cause PEI, unless consent to act to the contrary is first obtained from Buyer, to conduct its business in the ordinary course, including, without limitation, to use all reasonable efforts to comply in all material respects with all applicable laws, rules, regulations, judgments, orders and decrees, and to use reasonable efforts to maintain good relationships with the customers, suppliers and others it customarily transacts business with, to maintain its assets and properties in the same condition as it has heretofore maintained same and to maintain compliance in all material respects with all of its material agreements. In addition to the foregoing, Seller will, or will cause PEI to, timely pay all accounts payable and collect accounts receivable in the ordinary course of business, consistent with past practice.

         (d) Insurance and Bonds. Seller shall not voluntarily terminate and will use all reasonable efforts to maintain in force and effect through the Closing the insurance and bond coverages set forth in Schedule 3.13 or will use all reasonable efforts to cause to be placed in force and effect comparable insurance or bond coverage.

         (e) Litigation. Seller shall furnish to Buyer a written supplement to Schedule 3.9 promptly after Seller's receipt of notice of any occurrence that would cause said Schedule to be in error. Seller will consult with Buyer and will make available to Buyer for its review and reproduction, upon Buyer's request, all pleadings, correspondence and other relevant documentation and information relating to the items described in any such supplement to Schedule 3.9.

         (f) HSR Act. Seller will (i) if required by the HSR Act, file as promptly as practicable with the Department of Justice and the Federal Trade Commission the notification and report form with respect to the transactions contemplated hereunder specified by the HSR Act requesting early termination of the waiting period thereunder, and (ii) respond promptly to inquiries from the Federal Trade Commission or the Department of Justice in connection with such filing, and (iii) pay fifty percent (50%) of the fee required by the HSR Act.

         (g) Updated Financial Statements and Information. As soon as practicable after the end of each month during the period from the date of this Agreement until the Closing Date (including for purposes of this Section, an obligation with respect to the month ended December 31, 1999), and in no event later than thirty (30) days after the end of each such month, Seller will prepare and promptly deliver to Buyer copies of an unaudited balance sheet, related unaudited income statement and statement of retained earnings for PEI for the month and year to date then ended. All financial statements delivered pursuant to this Section 6.1(g) will, when delivered, comply in all respects with, and otherwise be subject to, the representations and warranties set forth herein including those set forth in Section 3.17. In addition thereto, Seller will provide monthly written reports to Buyer with respect to
                  (i) PEI's payment of any cash dividend or other cash distribution, transfer or payment of any kind (including, without limitation, fees) to Seller, (ii) Seller's contribution of any cash to PEI and (iii) the payment of cash disbursements made by Seller on behalf of PEI during the period from January 1, 2000 to the Closing for purposes of which Seller would propose to claim a purchase price adjustment pursuant to Section 1.3(b)(ii)) with all appropriate supporting detail.

         (h) Audited Financial Statements. As soon as practicable, however no later than March 31, 2000, Seller will deliver to Buyer the Balance Sheets of PEI as of December 31, 1998 and 1999, and the statements of operations, cash flows and equity for the three years ended December 31, 1999 along with the related footnote disclosures, together with the report thereon of Ernst

                  & Young LLP, independent certified public accountants (the "Audited Financial Statements"). The Audited Financial Statements and notes will fairly present the Balance Sheets and the statements of operations, cash flows and equity of PEI at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles, consistently applied. The Audited Financial Statements will be prepared at Seller's sole cost and expense.


         (i) Notification by Seller of Certain Matters. Throughout the period beginning on the date hereof and ending on the earlier of the Closing Date and the date on which this Agreement shall have been terminated pursuant to Section 10.1, Seller shall notify Buyer in writing of any fact or development that, to Seller's knowledge, causes or constitutes a breach of any of Seller's representations or warranties set forth herein.

         (j) Exclusivity. On and after the date hereof, unless this Agreement shall have terminated in accordance with the provisions of Article X, Seller shall not, and shall cause PEI and the officers, directors and employees of Seller and PEI not to, directly or indirectly, solicit, initiate, authorize the solicitation of or enter into any discussions with any person or entity other than Buyer involving the possible acquisition of all or part of the Stock or the business or assets of PEI.

         (k) Cooperation. Seller agrees to use all reasonable efforts to cause the conditions set forth in Section 7.1 to be satisfied, including, without limitation, the delivery of all legal opinions, certificates and other documents or instruments required to obtain the releases provided for in Section 7.1(d).

6.2 COVENANTS OF BUYER. Buyer covenants and agrees with Seller as follows:

         (a) BONDS. Buyer shall have taken such actions necessary to satisfy Seller, as of the Closing, that Seller will be released from all obligations under the bonds set forth in
                  Schedule 3.13.

         (b) HSR ACT. Buyer will (i) if required by the HSR Act, file as promptly as practicable with the Department of Justice and the Federal Trade Commission the notification and report form with respect to the transactions contemplated hereunder specified by the HSR Act requesting early termination of the waiting period thereunder, and (ii) respond promptly to inquiries from the Federal Trade Commission or the Department of Justice in connection with such filing, and (iii) pay fifty percent (50%) of the fee required by the HSR Act.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

7.1 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of all of the following conditions, any one or more of which may be waived in writing in whole or in part by Seller (which waiver shall be deemed to constitute a waiver of any liability Buyer may have under this Agreement with respect to the event or condition causing such condition not to be satisfied at the Closing):

         (a) COMPLIANCE. Buyer shall have complied in all material respects with its covenants and agreements contained herein, and Buyer's representations and warranties contained herein, shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made at such time.

         (b) NO ORDERS. No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any governmental authority, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated by this Agreement.

         (c) NO SUITS. No suit or other proceeding shall be pending by any third party before any court of competent jurisdiction or any governmental authority seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.


         (d) RELEASES. PEI shall have been released of its obligations as a guarantor under the Credit Agreement and as a guarantor of the Senior Notes, the Stock shall have been released from the pledge thereof given to the lenders under the Credit Agreement and the assets and properties of PEI shall have been released from any and all mortgages and security interests in favor of such lenders.

         (e) HSR ACT. All applicable waiting periods under the HSR Act shall have expired or been terminated.

         (f) PURCHASE PRICE ADJUSTMENTS. The sum of (i) the Purchase Price adjustments agreed upon in accordance with Section 5.3 plus (ii) the aggregate amount of the Purchase Price adjustments proposed by Buyer pursuant to Section
5.1 that are unresolved as of the Closing Date does not exceed $7,400,000.

7.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of all of the following conditions, any one or more of (which may be waived in writing in whole or in part by Buyer which waiver shall be deemed to constitute a waiver of any liability Seller may have under this Agreement with respect to the event or condition causing such condition not to be satisfied at the Closing):

         (a) COMPLIANCE. Seller shall have complied in all material respects with its covenants and agreements contained herein, and Seller's representations and warranties contained herein (except those which are the subject of an Asserted Defect which has been cured or for which a Purchase Price reduction has been made or from which Buyer has been indemnified as provided in Section 5.3) shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made at such time; provided that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct in all material respects as of such date. Seller shall have delivered to Buyer at the Closing a certificate of the Chief Executive Officer of Seller, dated the Closing Date, to the foregoing effect.

         (b) RESIGNATIONS. Seller shall have delivered to Buyer the written resignations, effective as of the Closing Date, of all of the members of the Board of Directors and all officers of PEI.

         (c) NO ORDERS. No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any governmental authority, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated by this Agreement.

         (d) NO SUITS. No suit or other proceeding shall be pending or threatened by any third party before any court of competent jurisdiction or any governmental authority seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

         (e) RELEASES. Seller shall have delivered appropriate releases of (i) the guarantees of PEI referred to in Section 7.1(d) and (ii) all mortgages, security interests and liens against the properties and assets of PEI referred to in Section 7.1(d).

         (f) HSR ACT. All applicable waiting periods under the HSR Act shall have expired or been terminated.

         (g) PURCHASE PRICE ADJUSTMENTS. The sum of (i) the Purchase Price adjustments agreed upon in accordance with Section 5.3 plus (ii) the aggregate amount of the Purchase Price adjustments proposed by Buyer pursuant to Section
5.1 that are unresolved as of the Closing Date does not exceed $7,400,000.

         (h) [Intentionally Omitted]

         (i) COUNSEL OPINION. Buyer shall have received the favorable opinion of Black, McCuskey, Souers & Arbaugh as to the matters set forth in Sections 3.1,
3.2 and 3.3.

         (j) TRANSITION SERVICES AGREEMENT. Buyer and Seller shall have entered into the Transition Services Agreement (in the form attached hereto as Exhibit
B) with respect to Seller's agreement to provide certain services to Buyer as provided therein (including, without limitation, Seller's agreement to provide health care coverage as provided in Section 11.3(b)(vii)).

         (k) CONSENTS. Each of the consents identified in Schedule 3.4 must have been obtained and must be in full force and effect.

                                  ARTICLE VIII

                                   TAX MATTERS

8.1 LIABILITY FOR TAXES.

         (a) BUYER INDEMNIFICATION. Buyer shall indemnify and hold harmless each member of the Seller Group (as defined in Section 8.7(a)) from and against any liability for taxes attributable to the operations of PEI, or any consolidated group of which PEI is a member, for any period commencing after the Closing Date.

         (b) SELLER INDEMNIFICATION. Seller shall be liable for and shall indemnify and hold harmless Buyer from and against any liability for taxes attributable to the operations of PEI, or any consolidated group including the Seller, for any period ending prior to or on the Closing Date.

         (c) PREPARATION OF INCOME TAX RETURNS. Seller shall prepare and file, in a timely fashion, all appropriate and necessary federal, state and other income tax returns, reports and estimates, the filing of which is required by law ("Income Tax Returns") which include, on a consolidated or any other reporting basis, the results of operations of PEI and any partnership or joint venture of which PEI is a member for all taxable years ending prior to or on the Closing Date. Seller shall pay or discharge any and all federal, state or local income taxes for which PEI may be held liable as a result of Income Tax Returns required to be filed by or on behalf of PEI with respect to any taxable years ending prior to or on the Closing Date.

         (d) OTHER AGREEMENTS. Any and all consolidated tax sharing or other agreements with respect to any taxes executed by PEI which are continuing in effect will be terminated without liability to either party effective as of the Closing Date.

         (e) COMPLIANCE. For the taxable year which ends on or includes the Closing Date, Seller will make all computations, allocations, determinations and elections affecting the Seller and its affiliates in accordance with the provisions of the U.S. Treasury Department regulations promulgated under Sec.1502 of the Code, in particular, Treas. Reg. 1502-76(b)(4).

8.2 TAX AUDITS. Seller shall be responsible for any audit or other proceeding involving a taxable year ending on or prior to the Closing Date which involves any tax liability of PEI. Seller, Buyer and PEI shall cooperate with each other in the conduct of any audit or other proceedings.

8.3 COOPERATION. Buyer agrees to give to Seller prompt written notice of any claim, demand, action, suit, proceeding, audit or assessment raised, brought, threatened, made or commenced against PEI that relates to any matter to which the foregoing indemnification provisions shall apply and agrees further, except as provided below, not to make any admission or effect any settlement with respect to any such claim without the written consent of Seller.

8.4 DEFENSE BY SELLER. If any claim shall be made or any action or proceeding shall be commenced against Buyer or PEI in respect of any liability, obligation or claim to which the indemnity pursuant to Section 8.1(b) relates, Seller shall have the right, at its own expenses, to undertake the defense of any such claim, action or proceeding by written notice given to Buyer at any time before the final determination thereof, and Seller shall further have the right in its sole discretion to settle any such claim, action or proceeding by payment to the complainant.

8.5 ASSUMPTION OF DEFENSE. If Seller shall, within a reasonable time after receipt of notice by Buyer, fail to defend a claim subject to indemnification pursuant to Section 8.1(b), Buyer shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of Seller.

8.6 OTHER TAX MATTERS. Buyer shall timely prepare and file, or cause to be timely prepared and filed, all applicable tax returns or other similar reports for all taxes of PEI which relate to taxable periods ending subsequent to the Closing Date and are due subsequent to the Closing Date. Buyer shall pay or cause to be paid any and all taxes due as a result of the tax returns or reports required to be filed pursuant to the preceding sentence.

8.7 SECTION 338(h)(10) ELECTION. The Seller covenants as follows:

         (a) Seller is a member of an "affiliated group" of corporations (as defined in Sec.1504(a) of the Code), which includes Seller and PEI. Such "affiliated group" of corporations is referred to herein as the "Seller Group" and Seller is the common parent (as also defined in Sec.1504(a) of the Code).

         (b) The Seller and the Buyer will make a joint election pursuant to Sec.338(h)(10) of the Code and Treas. Reg. Sec.1.338(h)(10)-1T(d)(1) and the analogous provisions of applicable state income tax law for both federal and state income tax (where permissible)purposes with respect to the purchase of the Stock as described herein whereby (i) PEI will be treated as having sold all of its assets in a single transaction as of the close of business on the Closing Date while a member of the Seller Group and (ii) no gain or loss will be recognized to the Seller with respect to the sale of the Stock. The election will include the execution and subsequent filing of Internal Revenue Service Form 8023 and the analogous state income tax forms pursuant to the requirements as stated therein.

         (c) The income of PEI will be apportioned to the period from January 1, 1999 up to and including the Closing Date and to the period after the Closing Date by closing the books of PEI as of the close of business on the Closing Date. Seller will be responsible for taxes attributable to the income of PEI allocated to the period from January 1, 1999 through the Closing Date and Buyer or PEI will be responsible for taxes attributable to the income of PEI allocated to the period after the Closing Date, which income shall include any income generated pursuant to making the Section 338(h)(10) election as provided in Section 8.7(b).

         (d) The allocation of purchase price among the assets of PEI will be made in accordance with Code Sections 338 and 1060 and any comparable provisions of state or local law, as appropriate. Seller shall, unless it would be unreasonable to do so, accept Buyer's determination of such purchase price allocations and shall report, act, file in all respects and for all purposes consistent with such determination of Buyer. Seller and Buyer's agreement with respect to Schedule 1.6 shall not otherwise limit or control Buyer's financial statement presentation with respect to PEI or its assets.


8.8 REFUNDS. If after the Closing Date, PEI receives or is credited with a refund of any tax arising from or attributable to the business of PEI through the Closing Date, Buyer shall promptly pay to Seller an amount equal to the amount of such refund together with any interest received from or credited thereon by the applicable taxing authority.

                                   ARTICLE IX

                                 INDEMNIFICATION

9.1 SURVIVAL: LIMITATION ON REMEDIES.


         (a) The representations and warranties contained in Articles III and IV shall survive the Closing and terminate eighteen (18) months after the Closing Date or, with respect to any claim for indemnification by Buyer based upon
Section 3.28, such representation and warranty shall survive so long as PEI has any indemnification or any other liability or obligation with respect to the Tax Credit Contracts. NO ACTION CAN BE BROUGHT WITH RESPECT TO ANY BREACH OF ANY REPRESENTATION OR WARRANTY ON THE PART OF SELLER OR BUYER UNDER THIS AGREEMENT UNLESS A WRITTEN NOTICE SPECIFYING THE BREACH OF THE REPRESENTATION OR WARRANTY FORMING THE BASIS OF SUCH CLAIM HAS BEEN DELIVERED TO THE PARTY ALLEGED TO HAVE BREACHED SUCH REPRESENTATION OR WARRANTY PRIOR TO THE TERMINATION DATE OF SUCH REPRESENTATION OR WARRANTY AS DESCRIBED ABOVE. The right to indemnification will not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after the date hereof or the Closing with respect to the inaccuracy or accuracy of any such representation or warranty.

         (b) Without in any way limiting Buyer's rights to indemnification, the parties recognize that some of the matters as to representations and warranties made by Seller in this Agreement are outside the knowledge of Seller. The purpose of the representations and warranties is to allocate the risk of loss in the event of adverse consequences resulting from any such representation or warranty being untrue, and to define the rights of the parties in such event, as provided in this Agreement.

         (c) Seller shall not be liable for Losses (as defined below) arising out of, relating to or attributable to a breach of any representation or warranty contained in Article III unless and until the aggregate amount of such Losses exceeds on a cumulative basis $400,000, in which case Buyer shall be entitled to recover the full amount of such Losses in excess of $400,000. Subject to the foregoing, Seller shall not be responsible for any Loss with respect to a breach of or inaccuracy in the representations and warranties set forth in Section 3.26 except for any Loss arising out of a claim asserted or brought by (i) any third person or any agency, branch or representative of any federal, state or local government against PEI or Buyer or (ii) Buyer for remediation arising out of or related to personal injury, death, damage, destruction or loss of property, or any contamination of natural resources (including air, soil, surface water or ground water) based upon a claim made or asserted by a third party with respect to any such occurrence or event. Subject to the foregoing, Seller shall not be responsible for any loss with respect to a breach of or inaccuracy in the representations and warranties set forth in
Section 3.28 to the extent that such breach arises from any affirmative action taken by PEI (or Buyer) after the Closing Date. In addition, Seller shall not be liable for any Losses arising out of, relating to or attributable to breaches of the representations and warranties contained in Sections, 3.5(a), 3.6(a) and 3.7(a) to the extent any such Loss would exceed the Allocated Value for the asset to which such Loss relates plus the amount of any third party costs or liabilities incurred by Buyer or PEI with respect thereto.

9.2 INDEMNIFICATION.

         (a) Subject to Section 9.1, Seller shall indemnify and hold harmless Buyer and PEI, and their respective directors, officers, employees, agents and controlling persons, against any and all losses, liabilities, damages, or expenses (including, without limitation, interest, penalties and reasonable attorney fees) ("Losses") sustained or incurred by Buyer or PEI directly attributable to (i) any misrepresentation or breach of any warranty made by Seller herein, (ii) the breach of any covenant or agreement of Seller set forth herein, and (iii) any claim for indemnification or similar remedy by the other party to the Tax Credit Contracts attributable to a (i) Change in Law (as that term is defined in the Tax Credit Contracts), but not in excess of the allocated value of the Tax Credit Contracts, or (ii) the breach of any warranty or representation made by PEI in the Tax Credit Contract except the Credit Calculation Representation set forth in Section 7.01 thereof with respect to Quarterly Statements for Credit Payment Periods commencing after the Closing Date.

         (b) Buyer shall indemnify and hold harmless Seller against any and all Losses sustained or incurred by Seller or any affiliate thereof directly attributable to (i) any misrepresentation or breach of any warranty made by Buyer herein, (ii) the breach of any covenant or agreement of Buyer set forth herein, (iii) any claims arising out of or relating to the operation or conduct of the business of PEI after the Closing Date; (iv) the breach by PEI of the Credit Calculation Representation set forth in Section 7.01 of the Tax Credit Contract with respect to Quarterly Statements for Credit Payment Periods commencing after the Closing Date or the non-payment of amounts owing by PEI under Section 6.03 of the Tax Credit Contract with respect to any calendar year commencing on or after January 1, 2000, and (v) any claims asserted against Seller for indemnification pursuant to the Indemnity Agreement between Seller and BBD Gas LLC dated as of March 1, 1998 arising out of or related to any insolvency, bankruptcy, reorganization, dissolution or liquidation of, or any similar occurrence with respect to, or cessation of existence of, or change of ownership of, PEI other than the change of ownership contemplated by this Agreement.

                                    ARTICLE X

                                   TERMINATION

10.1 TERMINATION. This Agreement may be terminated in the following instances:

         (a) By written notice from either Buyer or Seller to the other party hereto if the Closing shall not have occurred on or prior to March 20, 2000, unless extended in accordance with the terms of this Agreement;

         (b) By written notice from either Buyer or Seller to the other party hereto if a non-appealable judgment or order has been entered, against either party or their affiliates restraining, prohibiting, declaring illegal, or awarding substantial damages in connection with the transactions contemplated hereby; or

         (c) At any time by the mutual written agreement of Buyer and Seller.

         (d)      [Intentionally Omitted]

         (e) By written notice from either Buyer or Seller to the other if the sum of (i) the Purchase Price adjustments made pursuant to Section 5.3 plus (ii) the aggregate amount of the Purchase Price adjustments proposed by Buyer that are unresolved equals or exceeds $7,400,000 in the aggregate.

10.2 LIMITATION ON RIGHT TO TERMINATE: EFFECT OF TERMINATION.

         (a) Neither Seller nor Buyer shall be allowed to exercise any right of termination pursuant to Section 10.1 if the event giving rise to the termination right shall be due to the willful failure of such party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

         (b) If this Agreement is terminated as permitted under Section 10.1, such termination shall be without liability of any party to this Agreement, or any shareholder, director, officer, employee, agent, servant, consultant or representative of such party; provided, if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the other party or to perform a covenant of this Agreement, then such party shall be fully liable for any and all damages sustained or incurred by the other party in connection with such failure. In no event shall either party ever be entitled to consequential or speculative damages including, without limitation, lost profits.

         (c) Seller and Buyer hereby agree that the provisions of this Section
10.2 and Sections 3.12, 4.5, 12.1 and 12.2 shall survive any termination of this Agreement pursuant to the provisions of this Article X.

                                   ARTICLE XI

                              POST CLOSING MATTERS

11.1 PRESERVATION OF BOOKS AND RECORDS: ACCESS. For a period of five (5) years after the Closing Date, Buyer shall, or shall cause PEI to, (a) preserve and retain all corporate, accounting, legal, tax, litigation and other books and records of PEI (including, without limitation, any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business of PEI prior to the Closing Date and (b) cause PEI to permit Seller and its authorized representatives to have reasonable access thereto in connection with any legal or arbitration proceedings, tax audits or governmental investigations or actions involving Seller and subject to any confidentiality agreement that Buyer or PEI may reasonably request and to meet with employees of Buyer or PEI on a mutually convenient basis in order to obtain additional information and explanations with respect to such books and records. Notwithstanding the foregoing, during such five (5) year period, Buyer may dispose of any such Records and other information which are offered to, but not accepted by, Seller. For a period of five (5) years after the Closing Date, Seller shall preserve and retain all records pertaining to PEI as described in Section 2.4(a) or (c) and permit Buyer or its representatives reasonable access thereto for appropriate purposes concerning PEI.

11.2 FURTHER ASSURANCES. After the Closing, Seller and Buyer will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably necessary to effectuate the intent of this Agreement.

11.3 EMPLOYEE MATTERS.

         (a) Buyer will cause PEI to retain in its employ for a period of not less than six (6) months after the Closing all persons who were employees of PEI immediately prior to the Closing in the same or comparable positions and at the same salaries or hourly rates, subject in all respects to the provisions of
Section 11.3(b)(vi) and 11.3(c) hereof.

         (b)      With respect to each PEI employee:

                  (i) Buyer shall waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any welfare benefit plan maintained or sponsored by Buyer for PEI employees after the Closing Date but only to the extent such PEI employee had satisfied such requirements under the appropriate provisions of Seller's such plans as of the Closing Date;

                  (ii) Seller's plans shall be responsible for expenses covered by Seller's medical plans which were incurred prior to the Closing Date. Buyer's plans shall assume responsibility for all health and accident expenses incurred by PEI employees on and after the Closing Date in accordance with the terms of such plans, except that Seller shall be responsible for the hospitalization and related charges incurred for any PEI employee hospitalized before the Closing Date who remains continuously hospitalized after the Closing Date until such employee's date of discharge from the hospital.

                  (iii) Buyer shall apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans any amounts paid by each PEI employee that qualified as such under Seller's employee welfare benefit plans during the current plan year in which the Closing occurs.

                  (iv) Buyer shall recognize for purposes of participation, eligibility and vesting (but not for purposes of benefit accrual and compensation arrangements) under its employee benefit plans (including vacation), the service of any PEI employee with Seller or its affiliates prior to the Closing Date.

                  (v) Buyer shall cause PEI to be responsible for accrued vacation, sick days and personal days earned by PEI employees prior to the Closing Date but not taken as of the Closing.

                  (vi) Nothing contained in this Section 11.3 shall be deemed to constitute a contract of employment, and Buyer or PEI may terminate the employment of, or change the terms and conditions of the employment of, any such PEI employees at such time and under such circumstances as Buyer or PEI deems appropriate, subject to Buyer's obligations under
         Section 11.3(c) as a result of such termination.

                  (vii) Nothing contained in this Section 11.3(b) shall in any way obligate Buyer to provide PEI employees with benefits greater than those which Buyer currently provides to its employees generally. Seller and Buyer understand that Buyer may not be able to provide PEI employees with the same health and medical insurance which Buyer provides to its employees generally but that Buyer will provide coverage after the Closing either from a separate insurance arrangement or through Seller's agreement to cover such employees at Buyer's cost for up to sixty (60) days, with the charges being as set forth in Schedule

         11.3(b).

         (c) If Buyer or PEI terminates the employment of any PEI employee other than for Cause within six (6) months following the Closing Date, or if any PEI employee resigns from his employment within six (6) months following the Closing Date in response to a reduction in his base compensation to a rate less than that in effect immediately prior to the Closing Date, Buyer shall pay Seller for any severance pay Seller is obligated to pay such employee as a result of such termination under Seller's Change in Control Protection Plan for Employees of Peake Energy, Inc. (the "Protection Plan"). In each case, such payment by Buyer to Seller shall be made no later than three (3) business days after Buyer is notified of Seller's determination that such PEI employee is entitled to severance pay under the Protection Plan and the amount thereof. As used herein, "Cause" shall have the meaning ascribed to such term in the Protection Plan.

11.4 NONSOLICITATION. Seller agrees that neither it or any of its controlling persons or affiliates will, during and for a two (2) year period commencing with the Closing Date, directly or indirectly solicit or induce any Key Employee of PEI to terminate his employment or offer employment to or hire or engage any such person.

                                   ARTICLE XII

                                  MISCELLANEOUS

12.1 CONFIDENTIALITY. Buyer and Seller shall hold in strict confidence all aspects of the transactions contemplated by this Agreement and all information and data concerning PEI and its business obtained in connection with the transactions contemplated by this Agreement (other than information and data that becomes generally available to the public other than through disclosure by a party hereto or its partners, officers, employees or representatives) and without the prior written consent of the other party hereto neither Buyer nor Seller shall disclose any such information to anyone other than to its officers, employees and representatives; provided, however, the foregoing shall not restrict disclosures by Buyer or Seller in compliance with applicable securities or other laws in such party's discretion or in compliance with existing loan or other agreements binding such party or any affiliates thereof. The aforesaid shall terminate as the information and data in question become generally available to the public other than through the breach by either party or its partners, officers, employees or representatives of said obligation. If this Agreement is terminated for any reason, Buyer shall, at Seller's request, promptly return to Seller all information and data furnished or made available by Seller to Buyer and obtained by Buyer in the course of its investigation of the business of PEI and Buyer agrees not to retain copies of any such information or data in such event, to keep all such information and data confidential, and not to disclose any such information or data to any third party without obtaining the prior written consent of Seller to such disclosure unless such information and data have become generally available to the public other than through disclosure by Buyer or its officers, employees or representatives or unless otherwise required under applicable securities or other laws or by existing loan or other agreements binding such party (or its affiliated companies).

12.2 EXPENSES. Except as specifically provided herein, each party hereto shall pay all legal and other costs and expenses incurred by such party or any of its affiliates in connection with this Agreement and the transactions contemplated hereby.

12.3 INDEPENDENT INVESTIGATION. Buyer acknowledges and confirms that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on (a) the representations, warranties, covenants and agreements of Seller set forth in this Agreement and
(b) its own independent investigation, analysis and evaluation of PEI and its properties (including Buyer's own estimate and appraisal of the extent and value of PEI's hydrocarbon reserves, pipelines and contracts), business, financial condition, operations and prospects.

12.4 SCOPE OF REPRESENTATIONS. Except to the extent expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Buyer. Without limiting the generality of the foregoing, except as set forth in Article III, NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, ARE MADE WITH RESPECT TO THE MERCHANTABILITY, USEFULNESS OR SUITABILITY FOR ANY PURPOSE OF ANY PERSONAL PROPERTY OF PEI, INCLUDING, WITHOUT LIMITATION (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (b) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND (c) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO SUCH PERSONAL PROPERTY, IT BEING UNDERSTOOD THAT, EXCEPT AS AFORESAID, SUCH PERSONAL PROPERTY SHALL EXIST IN ITS PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS", WITH ALL FAULTS.

12.5 NOTICES. Any notice, request, instruction, correspondence or other communication to be given or made hereunder by either party to the other (herein collectively called "Notice") shall be in writing and
(a) delivered by hand, (b) mailed by certified mail, postage prepaid and return receipt requested, (c) sent by telecopier, or (d) sent by Express Mail, Federal Express, or other courier delivery service, as follows:

If to Buyer, addressed to:

                  North Coast Energy, Inc.
                  1993 Case Parkway
                  Twinsburg, Ohio  44087-2343
                  Attention:  Omer Yonel, Chief Executive Officer
                  Telephone:  (330) 425-2330
                  Fax:  (330) 405-3298

If to Seller, addressed to:

                  Belden & Blake Corporation
                  5200 Stoneham Road
                  North Canton, Ohio  44720
                  Attention:  Joseph M. Vitale
                  Telephone:  (330) 499-1660
                  Fax:        (330) 497-5470

Notice given by hand, Express Mail, Federal Express or other courier delivery service or by mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by Certified Mail or personal delivery. No Notice shall be given to or by PEI. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

12.6 GOVERNING LAW. THE PROVISIONS OF THIS AGREEMENT, THE SCHEDULES HERETO, AND THE DOCUMENTS DELIVERED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO (EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT REFER SUCH MATTERS TO THE LAWS OF ANOTHER JURISDICTION).

12.7 ENTIRE AGREEMENT: AMENDMENTS AND WAIVERS. This Agreement, together with all Schedules hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto prior to the Closing without the prior written consent of the other party. Except as expressly provided herein, nothing in this Agreement is intended to confer upon any person, firm, corporation or legal entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

12.9 SEVERABILITY. If any one or more of the provisions contained in this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal or unenforceable in any material respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is


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

valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.10 CONSTRUCTION. The language used in this Agreement, including the documents, instruments, agreements, exhibits, schedules and annexes hereto will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

12.11 INCORPORATION OF EXHIBITS, ANNEX AND SCHEDULES. The Exhibits, Annex and Schedules identified in this Agreement are incorporated herein by reference and made a party hereof.

12.12 SUBMISSION TO JURISDICTION. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting within the Northern District of Ohio, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

12.13 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.



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

12.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

12.15 PUBLIC ANNOUNCEMENTS. Subject to applicable laws, Buyer and Seller agree (and further agree to cause their respective employees, agents and representatives) (i) to keep confidential the contents of this Agreement and the transactions contemplated hereby, as well as all information received or generated in connection herewith, and (ii) not to issue a press release or any other public announcement with respect to this Agreement without the prior written consent of the other party hereto, with it being further understood and agreed that the contents of any such press release or such public announcement shall be mutually agreed by both parties hereto.


BELDEN & BLAKE CORPORATION                         NORTH COAST ENERGY, INC.


By:   /S/JOHN L. SCHWAGER                          By:     /S/OMER YONEL
   -------------------------------------              ------------------

Its:  CHIEF EXECUTIVE OFFICER                     Its:  CHIEF EXECUTIVE OFFICER
    ------------------------------------              -------------------------


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